Exhibit 10.1

REPURCHASE AGREEMENT

This REPURCHASE AGREEMENT (this “Agreement”) dated as of January 27, 2014 is made by and among China Biologic Products, Inc., a Delaware corporation (the “Company”), Ms. Siu Ling Chan, a Hong Kong resident (ID No. P725946(1), “Seller”) and Mr. Lam Tung, a Hong Kong resident (ID No. P665194(5), “Seller Affiliate”). The Company, Seller and Seller Affiliate are hereinafter referred to as the “Parties” and each a “Party”.

WHEREAS, Seller desires to sell to the Company, and the Company desires to repurchase and acquire from Seller, an aggregate of 2,500,000 shares of common stock (“Common Stock”), par value US$0.0001 per share, of the Company.

WHEREAS, after giving effect to the transactions contemplated by this Agreement, Seller will still own 2,862,624 shares of Common Stock (the “Remaining Shares”).

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1              Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Hong Kong or the United States are authorized or obligated to close.

“Change of Control Transaction” means a transaction involving the sale of all or substantially all the assets of the Company; any merger, consolidation or acquisition of the Company with, by or into another Person; or any change in the ownership of more than 50% of the voting capital stock of the Company in one or more related transactions.

“Commission” means the United States Securities and Exchange Commission.

“Government Authority” means any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, arbitrator, authority, board, bureau, commission, court, department, official, tribunal or other instrumentality thereof.

“HK Court” means the High Court of the Hong Kong Special Administrative Region, Court of First Instance.

“HK Injunction” means the injunction issued by the HK Court in connection with the HK Lawsuit on transfer of shares of Common Stock by Seller.

“HK Lawsuit” means the pending lawsuit in the HK Court against Seller and Seller Affiliate with respect to 5,178,962 shares of Common Stock (Action No. 1424 of 2012).

“Law” means any law, treaty, statute, ordinance, code, rule or regulation of any Government Authority or any Order.

“Order” means any writ, judgment, decree, injunction, award or similar order of any Government Authority (in each such case whether preliminary or final).

“Person” means an individual, firm, corporation, partnership, association, limited liability company, union, trust or estate or any other entity or organization whether or not having separate legal existence, including any Government Authority.

“Plaintiffs’ means the plaintiffs in the HK Lawsuit.

“Plaintiffs’ Agent” means Beijing Shengyuan Junhe Risk Management Consulting Co., Ltd. (北京盛元君和风险管理咨询有限公司), the agent representing the Plaintiffs in the HK Lawsuit.

“Registrable Securities” means: (i) the Remaining Shares and (ii) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event, or any exercise price adjustment with respect to any of the Remaining Shares; provided however, that once any such securities referred to in foregoing clauses (i) or (ii) have been sold pursuant to a Registration Statement, they shall no longer constitute Registrable Securities.

“Registration Statement” means any registration statement required to be filed in accordance with this Agreement to register the Remaining Securities including the prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference therein.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Options” means the options to purchase Common Stock that were granted to Seller by the Company.

“Settlement Completion” means the completion of (i) the Closing; (ii) the closing of the transactions contemplated by the Settlement Agreement and the other actions contemplated thereby, including full payment of the settlement amount under the Settlement Agreement and the withdrawal by the Plaintiffs of all their claims in the HK Lawsuit; and (iii) the revocation by the HK Court of the HK Injunction.

“Settlement Agreement” means the settlement agreement entered into by and among Seller, Seller Affiliate, the Plaintiffs and the Plaintiffs’ Agent on January 27, 2014.

“Settlement Amount” means the aggregate amount to be paid by Seller and Seller Affiliate to the Plaintiffs and the Plaintiffs’ Agent under Section 1.1 of the Settlement Agreement to settle the HK Lawsuit.

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“US$” means the United States Dollar, the lawful currency of the United States of America.

ARTICLE II

REPURCHASE OF SHARES

2.1              Repurchase and Sale of Shares. At the Closing, and subject to and upon the fulfillment of the terms and conditions set forth in this Agreement, the Company shall repurchase from Seller, and Seller shall sell and deliver to the Company, 2,500,000 shares of Common Stock (the “Subject Shares”) for US$28.00 per Subject Share. The aggregate purchase price for the Subject Shares shall be US$70,000,000 (the “Purchase Price”).

2.2              Closing.

(a)                The closing of the repurchase of the Subject Shares contemplated hereunder (the “Closing”) shall take place on a Business Day in the Hong Kong offices of Wilson Sonsini Goodrich & Rosati P.C. at Unit 1001, 10/F, Henley Building, 5 Queens Road Central, Hong Kong, or at such other location as may be mutually agreed by the Parties, as soon as practicable but no later than three Business Days following the date upon which all of the conditions set forth in Article VI, other than those that by their nature may only be satisfied or waived at the Closing, have been satisfied or waived as of the date of the Closing, or such other date as the Parties may mutually agree (the “Closing Date”).

(b)               At the Closing, Seller shall deliver or cause to be delivered the following documents to the Company or the transfer agent of the Company against payment of the Purchase Price by the Company: (i) original of one or more certificate(s) evidencing the Subject Shares (the “Share Certificates”), accompanied by duly executed irrevocable stock powers in such form as required by the transfer agent, with any required transfer stamps affixed thereto (the “Stock Powers”), (ii) a duly executed letter of instruction from Seller, in such form as required by the transfer agent, instructing the transfer agent to register the Subject Shares as having been repurchased by the Company (the “Transfer Instruction”), and (iii) such other documents as may be reasonably required by the transfer agent in order to complete the repurchase and acquisition of the Subject Shares from Seller by the Company (together with the Share Certificates, the Stock Powers and the Transfer Instruction, the “Seller Deliverables”).

(c)                At the Closing, Seller and the Company shall take the following actions in the sequence set out below:

(i)                 upon the Company’s inspection of the Seller Deliverables to its satisfaction, the Company shall deliver or cause to be delivered (A) the Settlement Amount to the Plaintiffs and the Plaintiffs’ Agent by initiating a wire transfer of immediately available funds to one or more accounts designated in writing by Wilkinson & Grist, the Hong Kong counsel to the Plaintiffs and the Plaintiffs’ Agent in the HK Lawsuit, no later than five (5) Business Days prior to the Closing Date, and (B) an amount equal to (x) the Purchase Price minus (y) the Settlement Amount to Seller by initiating a wire transfer of immediately available funds to one or more accounts designated by Seller in writing no later than five (5) Business Days prior to the Closing Date; and

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(ii)               immediately upon the Company’s presentation to Seller of the irrevocable instruction initiating the wire transfer(s) as set forth in 2.2(c)(i) above, Seller shall deliver the Seller Deliverables in accordance with Section 2.2(b).

For the avoidance of doubt, the provisions under this Section 2.2(c) are intended to describe the agreed mechanics of the Closing only but the Closing shall not be deemed to have consummated until all deliveries described in Section 2.2(b) shall have been made, including, without limitation, receipt of the Purchase Price by Seller, the Plaintiffs and the Plaintiffs’ Agent, and all such deliverables (including without limitation payment of the Purchase Price) shall be deemed to occur simultaneously and to be conditioned upon each other.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER AFFILIATE

Seller and Seller Affiliate hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

3.1              Authorization; Enforcement; Validity. This Agreement has been duly and validly executed and delivered by Seller and Seller Affiliate, and is a valid and binding obligation of Seller and Seller Affiliate enforceable against Seller and Seller Affiliate in accordance with the respective terms herein.

3.2              No Conflict. Subject to compliance with the Settlement Agreement, the execution and delivery by Seller and Seller Affiliate of this Agreement, and the performance by Seller and Seller Affiliate of their obligations hereunder, as of the date hereof do not and as of the Closing Date will not (i) violate or contravene any provision of applicable Law, or (ii) violate or contravene, or require any consent or other action by any Person under, constitute a default under, any agreement, contract or note binding upon Seller or Seller Affiliate.

3.3              Ownership of Subject Shares. The Subject Shares have been duly authorized and validly issued and are fully paid and non-assessable. Other than the transfer restrictions under the Settlement Agreement and the HK Lawsuit, (i) Seller is and on the Closing Date will be the record and beneficial owner of the Subject Shares, free and clear of all security interests, claims (pending or threatened), liens, pledges, charges, equities or other encumbrances, limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares) (“Encumbrances”), and (ii) Seller has the legal right and power, and all authorization and approval required by law, to enter into this Agreement and to sell, transfer and deliver the Subject Shares free and clear of all Encumbrances. The HK Lawsuit is the only adverse claim in respect of the Subject Shares’ title that Seller and Seller Affiliate are aware of.

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3.4              No Approvals. Subject to compliance with the Settlement Agreement, no filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution and delivery of this Agreement, the performance by Seller and Seller Affiliate of their obligations hereunder or in connection with the sale and delivery of the Subject Shares hereunder or the consummation of the transactions contemplated by this Agreement.

3.5              Seller’s Status. Seller is a sophisticated investor with sufficient investment or financial knowledge and experience as well as knowledge in the Company, which enable her to properly evaluate the risks and merits of her participation in the transaction contemplated hereunder and protect her own interest in connection therewith. Seller has made a determination based on her own independent review and such professional advice as she deems appropriate that (i) her consideration of the sale of the Subject Shares to the Company in the transaction contemplated hereunder is fully consistent with her financial needs, objectives and condition, and (ii) the terms of the transaction contemplated hereunder have been agreed through arm’s-length negotiation and are fair to Seller.

3.6              Purchase Price. Seller fully understands that the Purchase Price may be less than the current trading price of the Subject Shares and believes that, due to the size of Seller’s holdings, any attempt to dispose of the Subject Shares on the public market would most likely drive the market price down and result in an average price per share that is less than an amount equaling (x) the Purchase Price divided by (y) the number of Subject Shares.

3.7              Settlement Agreement. The Settlement Agreement has been duly and validly executed and delivered by each of the parties thereto, is effective, and constitutes valid and binding obligations of Seller and Seller Affiliate and enforceable against Seller and Seller Affiliate in accordance with the terms therein. The effectiveness and enforceability of the Settlement Agreement is not dependent or conditioned upon any Government Authority approval or consent.

3.8              Information. Seller acknowledges that (i) Seller and Seller Affiliate have received and reviewed the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Quarterly Report on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 respectively and the Company’s Current Reports on Form 8-K filed with the SEC after September 30, 2013, and the other filings made by the Company with the SEC, (ii) Seller was a director of the Company and had access to material non-public information relating to the Company, and (iii) Seller and Seller Affiliate are familiar with the Company’s business and financial conditions. Seller further acknowledges that the Company has informed Seller that the Company may have material non-public information regarding the Company (“MNPI”). Such MNPI, when it is eventually available and disclosed publicly, may cause the market price of the Company’s common stock to increase or decrease substantially. Seller understands, based on her experience, the disadvantage to which Seller is subject due to the disparity of information between the Company and Seller. Notwithstanding this, Seller desires to engage in the transaction contemplated hereunder. Seller hereby waives any future claim that Seller might have based on the failure by the Company to disclose the MNPI and expressly releases the Company from any and all liabilities arising from the Company’s failure to disclose such MNPI, and Seller agrees to make no claim against the Company in respect of the transaction contemplated under this Agreement related to the Company’s failure to disclose such MNPI to Seller, except with respect to representations, warranties, covenants and agreements expressly made by the Company in this Agreement. Based on such information and investigation as Seller has deemed appropriate and without reliance upon any MNPI that the Company may have, Seller has independently made her own analysis and decision to enter into the transaction contemplated hereunder. Except for the representations, warranties and agreements of the Company expressly set forth in this Agreement, Seller is relying exclusively on her own sources of information, investment analysis and due diligence (including such professional advice as she deems appropriate) with respect to the transaction contemplated hereunder.

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3.9              Foreign Corrupt Practices Act. Any proceeds received by Seller under this Agreement will be received by Seller as principal and not as agent for others, and no part of any payment hereunder will be paid or assigned to or shared with any third party except for the payment of lawful costs and expenses. Neither Seller nor Seller Affiliate is an officer or employee of, or acting in an official capacity for, any Government Entity (as defined below), any political party or official thereof, or any candidate for political office (individually and collectively, a “Government Official”). Neither Seller nor Seller Affiliate is holding or using any Subject Shares on behalf of any Government Official or Government Entity. “Government Entity” as used in this Section 3.9 means any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government or a public international organization.

3.10          Joint Obligors. Seller and Seller Affiliate hereby represent and warrant that they collectively act as one party under this Agreement and shall be jointly and severally liable for any of their obligations hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Seller and Seller Affiliate as of the date hereof and as of the Closing Date as follows:

4.1              Authorization; Enforcement; Validity. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate actions on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company, and is a valid and binding obligation of the Company enforceable against the Company in accordance with the respective terms herein.

4.2              No Conflict. The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, as of the date hereof do not and as of the Closing Date will not (i) violate or contravene any provision of applicable Law or Order, (ii) violate or contravene the certificate of incorporation or by-laws of the Company, or (iii) violate or contravene, or require any consent or other action by any Person under, constitute a default under, any agreement, contract or note binding upon the Company.

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4.3              No Approvals. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated by this Agreement.

4.4              Funds. The Company will have sufficient funds lawfully available to pay the Purchase Price at Closing and effect the repurchase of the Subject Shares contemplated hereby.

4.5              Independent Investigation. The Company acknowledges that neither Seller nor Seller Affiliate has made any representation or warranty except as expressly set forth in Article III of this Agreement and in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Company has relied solely on its own investigation and the express representations and warranties of Seller and Seller Affiliate set forth in Article III of this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

5.1              Restrictive Legends. To the extent any of the Remaining Shares are represented by a certificate that bears a legend restricting transfer of such Remaining Shares, the Company shall use its commercially reasonable efforts to cause the Company’s transfer agent to remove such restrictive legend and provide Seller with one or more certificates for such Remaining Shares as instructed by Seller free from any restrictive legends. The Company hereby acknowledges that neither Seller nor Seller Affiliate is an “affiliate” of the Company as the term is defined under Rule 144.

5.2              Transfer of Remaining Shares. The Company agrees that, after the Settlement Completion, Seller may transfer all or any portion of the Remaining Shares in one or more transactions (including, for the avoidance of doubt, initially transferring all the Remaining Shares to a company organized in the British Virgin Islands directly or indirectly wholly owned by a daughter of Seller and Seller Affiliate) so long as such transfer(s) shall be in compliance with applicable Laws and the transfer restriction set forth below in this Section 5.2. The Company shall use its commercially reasonable efforts to assist with such transfer(s), including causing the Company’s transfer agent to cooperate with such transfer(s). Notwithstanding anything to the contrary contained herein, Seller shall not, and shall cause her permitted assignee not to, sell or transfer, directly or indirectly, any Remaining Shares to any company that engages in the plasma related business in China or controlling shareholder(s) of any such company (collectively, “Restricted Transferees”) without the prior approval by the board of directors of the Company. For the avoidance of doubt, the foregoing transfer restriction shall not apply to the sale or transfer of the Remaining Shares to a Restricted Transferee in connection with or as part of a Change of Control Transaction.

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5.3              Registration Rights. As a material inducement to Seller to enter into this Agreement, the Company shall, upon a request from Seller or Seller’s permitted assigns after the Settlement Completion, use commercially reasonable efforts to prepare and file with the Commission a Registration Statement covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. If, after the Settlement Completion, the Company proposes to file a registration statement under the Securities Act providing for a public offering of the Company’s securities, the Company shall notify Seller or Seller’s permitted transferee of the proposed filing and afford Seller or Seller’s permitted assigns an opportunity to include in such registration statement all or any part of the Registrable Securities then held by Seller or Seller’s permitted assigns.

5.4              Seller Options. As a further material inducement to Seller to enter into this Agreement and notwithstanding anything to the contrary in any other agreement or arrangement between Seller and the Company prior to the date of this Agreement, the Company agrees to allow Seller to exercise the Seller Options in one or more transactions at any time following the Closing but prior to the date that one month following the Closing. For the avoidance of doubt and without limiting the generality of the foregoing, during such period Seller shall not be restricted or prevented from exercising the Seller Options by any trading blackout window imposed by the Company (under its insider trading policy or otherwise). Any securities received by Seller as a result of her due exercise of the Seller Options shall be considered Remaining Shares for the purposes of this Agreement.

5.5              Further Cooperation. Subject to the terms and conditions provided herein, each of the Parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all necessary actions proper under applicable Laws, to obtain consents or provide notices or effect registrations and filing or remove impediments necessary to consummate the transactions contemplated hereby as promptly as practicable following the date hereof. Each Party shall execute and deliver at the Closing documents required to be executed and delivered by it as Closing conditions, shall take all steps necessary and proceed diligently and act in good faith to satisfy each condition in Article VI and shall not take or fail to take any action that could reasonably be expected to result in the non-fulfillment or delay of any such condition.

5.6              Exclusivity. Without the prior written consent of the Company, during the period starting from the date hereof and ending on the earlier date of (x) the Long Stop Date (as defined below), and (y) the date when this Agreement is terminated in accordance with Section 8.1(a) (the “Exclusive Period”), neither Seller nor Seller Affiliate, or any of their agents, representatives or advisors shall contact, discuss or negotiate with any third party (other than in connection with the performance by Seller and Seller Affiliate under the Settlement Agreement or as required by any Law or Order under the HK Lawsuit) with respect to (i) any transaction relating to the sale, acquisition, exchange, pledge, or transfer of any securities of the Company held by Seller; or (ii) any contract, agreement, arrangement, understanding or other commitments relating to potential disposal, voting, settlement or other arrangements in relation to shares of Common Stock held by Seller.

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During the Exclusive Period, Seller and Seller Affiliate shall not, and shall cause their agents, representatives and advisors not to, take any action to initiate, contact, induce, solicit, encourage, participate or assist any Person other than the Company and its affiliates in any offer, inquires, discussions, proposals or negotiations in connection with any transaction, contract, agreement, arrangement or commitments referred to above other than in connection with the performance by Seller and Seller Affiliate under the Settlement Agreement or as required by any Law or Order under the HK Lawsuit. During the Exclusive Period, Seller shall not sell, transfer or otherwise dispose or subject to any Encumbrance, any shares of Common Stock registered under the name of Seller, except that such restriction shall not apply to any sale of such shares by Seller in accordance with the Order of any court of competent jurisdiction.

5.7              Confidentiality. Except as otherwise required by applicable Law, or regulations of stock exchange, or otherwise permitted by this Agreement, the Company, on the one hand, and Seller and Seller Affiliate, on the other hand, shall not disclose to any third party any content or information in connection with this Agreement and the transactions contemplated hereby, or non-public information relating to the other Party (“Confidential Information”) without the prior consent of the other Party and shall keep Confidential Information strictly confidential. The Company may disclose Confidential Information to its and its affiliates’ directors, officers, managers, employees, investors and potential investors and the Company, Seller and Seller Affiliate may disclose Confidential Information to their respective professional advisers, accountants or lawyers on a need-to-know basis; provided, however, that the disclosing Party shall ensure that such Persons are subject to the same confidentiality obligation as they were under this Agreement. Notwithstanding anything herein to the contrary, the Parties acknowledge that (i) Seller may be required to file with the SEC such schedules and forms as may be required under Section 13(d) and Section 16 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable and (ii) the Company may be required to file with the SEC such forms as may be required under the Exchange Act, each of which may need to disclose information with respect to the transactions contemplated hereby and contain as an exhibit thereto a copy of this Agreement, and nothing contained in this Section 5.7 is intended to limit or restrict such ability to file such schedules and forms or any amendments thereto. To the extent practicable and permitted by applicable Law, prior to Seller’s or the Company’s disclosure of Confidential Information to a Government Authority or stock exchange (including Seller’s or the Company’s disclosure to the SEC), Seller or the Company shall notify each other in advance of such disclosure and shall obtain each other’s consent with respect to the contents of such disclosure, which consent shall not be unreasonably withheld or delayed.

5.8              No Claim by Seller or Seller Affiliate. Following Closing, which shall have occurred in accordance with the terms and conditions of this Agreement, Seller and Seller Affiliate hereby irrevocably waive their right to, and undertake that they shall not, make any claim (whether directly or indirectly through third parties) or take any other action against the Company, its and its affiliates’ directors, officers, employees, shareholders, owners, representatives, agents or advisors, for any reason or cause, other than with respect to any inaccuracy in or breach of any representation or warranty of the Company under this Agreement, in connection with the Subject Shares, this Agreement or the transactions contemplated hereby.

5.9              Stock-Splits, Reclassification or Reorganization. If after the date hereof and prior to Closing, the number of Common Stock is increased or decreased as a result of a stock dividend, a subdivision or split-up of Common Stock, a consolidation, combination, reverse stock split, reorganization or reclassification of Common Stock, a merger with or into or consolidation with another corporation undertaken by the Company, or any other similar event, the number of Subject Shares to be sold by Seller hereunder and the Purchase Price for such Subject Shares shall be appropriately and equitably adjusted to reflect the intent of the agreement set forth in Section 2.1.

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5.10          Performance of Settlement Agreement. Seller and Seller Affiliate shall, jointly and severally, duly perform all of their obligations under the Settlement Agreement.

5.11          Delivery of Share Certificates. Seller and Seller Affiliate shall use commercially reasonable efforts to cause the Share Certificates to be delivered to the Company or the transfer agent of the Company on or prior to the Closing. The Company shall use its commercially reasonable efforts to, upon the receipt by the Company or the Company’s transfer agent of the relevant affidavit of lost stock certificate, assist Seller in obtaining a replacement certificate for Seller’s lost stock certificate (Certificate No. 819) representing 215,000 shares of Common Stock or cancel such lost certificate and reissue to Seller a new certificate representing such shares of Common Stock, including using its commercially reasonable efforts in causing the Company’s transfer agent to waive any requirement for bond money from Seller in connection with such replacement or reissuance certificate.

ARTICLE VI

CONDITIONS TO CLOSING

6.1              Conditions to Seller’s Obligations. The obligation of Seller to proceed with the Closing is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller jointly in their sole discretion):

(a)                Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

(b)               Performance. The Company shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it in all material respects at or before the Closing.

(c)                Injunctions; Illegality. No provision of any applicable Law or Order shall restrain, enjoin or otherwise prohibit the consummation of the Closing.

(d)               Settlement Agreement. The Settlement Agreement shall be effective and valid.

6.2              Conditions to the Company’s Obligations. The obligation of the Company to proceed with the Closing is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

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(a)                Representations and Warranties. Each of the representations and warranties made by Seller and Seller Affiliate in this Agreement shall be true and correct in all respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

(b)               Performance. Seller and Seller Affiliate shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller and Seller Affiliate at or before the Closing.

(c)                Injunctions; Illegality. No provision of any applicable Law shall restrain, enjoin or otherwise prohibit the consummation of the Closing. The injunction order issued on May 31, 2013 by the HK Court prohibiting Seller from disposing of, charging, encumbering, pledging, transferring, diminishing the value of or otherwise dealing with the shares of Common Stock held in Seller’s name shall have been lifted.

(d)               Settlement Agreement. The Settlement Agreement shall be effective and valid.

ARTICLE VII

INDEMNIFICATION

7.1              Indemnification by Seller and Seller Affiliate. Seller and Seller Affiliate shall indemnify the Company and each of its and its affiliates’ directors, officers, employees, shareholders, owners, representatives, agents and advisors (collectively, the “Indemnified Parties”) and save and hold each of them harmless against any direct losses (the “Losses”) suffered, incurred or paid by the Indemnified Parties (including reasonable legal fees), arising from, as a result of or in connection with: (i) any failure of any representation or warranty made by Seller and Seller Affiliate in Article III to be true and correct in all respects as of the date hereof and as of the Closing Date; (ii) any breach of any covenant or agreement by Seller or Seller Affiliate contained in this Agreement; (iii) the HK Lawsuit or the Settlement Agreement or (iv) any other claims or actions with respect to Seller’s ownership of the Subject Shares.

7.2              Limitation.

(a)                The aggregate amount of all Losses for which Seller and Seller Affiliate shall be liable pursuant to Section 7.1 shall not exceed 110% of the Purchase Price.

(b)               Net payments by Seller and Seller Affiliate pursuant to Section 7.1 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Parties in respect of any such claim. The Company shall, and shall procure the other Indemnified Parties to, use its or their commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements, if any, for any Losses and shall promptly refund any such recovery received by the Indemnified Party to Seller and Seller Affiliate.

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(c)                In no event shall Seller or Seller Affiliate be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including Loss of profit or opportunity.

7.3              Exclusive Remedies. Subject to Section 8.7, the Company acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation of Seller and Seller Affiliate set forth herein, shall be pursuant to the indemnification provisions set forth in this Article VII.

ARTICLE VIII

GENERAL PROVISIONS

8.1              Termination.

(a)                This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(i)                 by a written agreement between the Parties;

(ii)               by the Company or Seller if the Closing shall not have occurred by the date that is two (2) months following the date hereof (the “Long Stop Date”); provided that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to any Party whose failure to fulfill any obligation (including without limitation the obligations under Section 5.5) under this Agreement shall be the cause of the failure of the Closing to occur on or before such date;

(iii)             by the Company if there has been a breach of any material covenant or a breach of any material representation or warranty or other agreement contemplated hereunder of Seller or Seller Affiliate, which breach would cause the failure of any condition precedent set forth in Section 6.2;

(iv)             automatically upon completion of transfer of any Subject Shares by Seller to any third party pursuant to the Order of a court of competent jurisdiction after the date hereof; or

(v)               automatically upon termination of the Settlement Agreement.

(b)               In the event of termination of this Agreement as provided in Section 8.1(a), this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the Parties hereto and, as applicable, the officers, directors and shareholders of the Company; provided that (i) each Party shall remain liable for any breaches of this Agreement or in any other instruments delivered pursuant to this Agreement prior to its termination; and (ii) the provisions of Section 5.7 and this Article VIII shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company agrees that neither Seller nor Seller Affiliate shall be held liable in the event that this Agreement is terminated pursuant to Section 8.1(a)(iv).

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8.2              Amendment. This Agreement may be amended and any right hereunder extended or waived) by the Parties at any time by execution of an instrument in writing signed on behalf of each Party.

8.3              Expenses and Fees; Taxes. Unless otherwise agreed among the Parties, all fees and expenses incurred in connection with the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses. Each Party shall comply with all applicable tax Law and be responsible for and pay all of its own taxes and government levies as required under applicable Law.

8.4              Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or email (with acknowledgment of complete transmission) to the Parties at the following addresses or at such other address for a Party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

If to Seller and/or Seller Affiliate, to:

Mr. Tung Lam
Ms. Siuling Chan
c/o Dorsey & Whitney LLP

88 Queensway

Suite 3008 One Pacific Place

Hong Kong

Email: lam.tung@hotmail.com
Attention: Catherine X. Pan-Giordano, Esq.

If to the Company, to:

China Biologic Products, Inc.
18th Floor, Jialong International Building
19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China
Fax: +86-10-65983222
Attention: Chief Financial Officer

8.5              Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart for it to be effective among the Parties. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties hereto and delivered by such Party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

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8.6              Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7              Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions without the need to post any bond or other financial assurances in order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state, province or other locale, both U.S. and non-U.S., having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8              Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of New York State, without regard to the principle of conflict laws thereunder. All disputes between the Parties arising out of or relating to this Agreement shall be finally settled at the Hong Kong International Arbitration Centre (the “Centre”) in accordance with the Rules of Arbitration of the Center by one arbitrator appointed in accordance with said Arbitration Rules. The place of arbitration shall be in Hong Kong. The arbitration shall be conducted in English. The resolution of any dispute by arbitration pursuant to this Section 8.8 shall be non-appealable, final, binding and conclusive on the Parties to such dispute and may be enforced and entered as a judgment in any court of law with jurisdiction thereof. Notwithstanding the foregoing, any Party shall be free to seek interim or permanent equitable or injunctive relief, or both, from any court having jurisdiction to grant the same.

8.9              Entire Agreement; No Third Party Beneficiaries; Assignment. This Agreement and the documents and instruments and other agreements among the Parties hereto referenced herein: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter hereof; (b) are not intended to confer upon any other Person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise.

8.10          No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

China Biologic Products, Inc.

By:	/s/ David (Xiaoying) Gao
Name:	David (Xiaoying) Gao
Title:	Chief Executive Officer

[Signature Page to the Repurchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Siu Ling Chan

/s/ Siu Ling Chan

Lam Tung

/s/ Lam Tung

[Signature Page to the Repurchase Agreement]